THE GRANT HARTFORD CORPORATION
619 S.W. Higgins Ave. Suite O, Mssoula, Montana 59803

December 12, 2007

Laura Plute
University of Montana
Missula, MT 59812

Dear Ms. Plute;

The Grant Hartford Corporation is looking forward to working with members of the University of Montana in order to input and combine various GIS data, both current and historic, to create a 3 dimensional model of geology for the Garnet mining region. The Company is prepared to offer a grant to the University of Montana for the pursuit of this program.

Below is an outline and budget for the proposed program:

Work/Task Outline

I. Data Conversion

   A. Convert paper maps to geographically-referenced digital format.

   1. Scan maps in to .tiff format using large-scale 54" scanner at University of Montana's Mansfield Library

      a. Quantity of maps is unknown but consulting geologist Tom Peters estimates less than 100

      b. Interpreted cross-sections by Mann and Reichel will be included in digitization

      c. Maps to be digitized include authors Joe Irving, J.T. Pardee, Reichel, Anaconda Mining, Jim Sears, and Layaka Mann

   2. Using ESRI ArcGIS, georeference images in to Montana State Plane projection

      a. Reference surveyed markers and points collected by WGM Group, also using State of Montana cadastral data and/or BLM and other publicly-available data

      b. Also utilize recent data/maps already georeferenced by WGM Group

   3. Deliver georeferenced data/images to Grant Hartford Company on CD/DVDs

THE GRANT HARTFORD CORPORATION
619 S.W. Higgins Ave. Suite O, Mssoula, Montana 59803

   B. Attempt to convert older digital data from Pegasus Gold Corporation in to new digital format for future use in modeling software

   1. Transfer borehole and other data from older 5.25-inch floppy disks in to modern computers and on to CDs for archiving

      a. Condition of disks, quantity of data, resolution/quality of data, and format are all unknown;
       assuming some form of database

   2. Evaluate format of data and attempt to convert to modern format if necessary

      a. Load in to modern Microsoft Access or Microsoft SQLServer database (if feasible) for analysis/querying using ArcGIS and/or database (SQL) queries

   3. Evaluate subsurface and block-modeling software (including Geosoft, Vulcan, Minesight, SURPAC, ArcGIS & extensions, etc) to determine suitability for subsequent subsurface modeling and quantifying ore resources

Budget

         Uncertainty about the volume of maps, scanning speed and quality, positional accuracy of surveyors' initial data (a vital technical reference), and the quantity and digital format of the Pegasus Gold Company subsurface data, combined with the investigators' prior experiences on similar projects, have resulted in higher estimates of work load than would have otherwise been considered.

SCANNING

SCANNING

~2 scans/hour at highest resolution X 100 individual maps to scan =
50 hours
$16/hour Mansfield Library rate for use of scanner X 50 hours = $800
$22/hour Warren Roe labor rate X 50 hours = $1100
--------------------
$1900.00 for approximately 50 hours of labor plus expenses

GEOREFERENCING
    1 map/hour X 100 maps = 100 hours
$22/hour Warren Roe labor rate X 50 hours = $1100
$50/hour Aaron Deskins labor rate X 50 hours = $2500
---------------------
$3600.00 for approximately 100 hours of labor

THE GRANT HARTFORD CORPORATION
619 S.W. Higgins Ave. Suite O, Mssoula, Montana 59803

PEGASUS DATA TRANSFER, ARCHIVING, AND MODERNIZATION
   25 hours
$22/hour Warren Roe labor rate X 32 hours = $704
$50/hour Aaron Deskins labor rate X 32 hours = $1600
--------------------
$2304.00 for approximately 64 hours of labor

OTHER
      6 hours travel time and/or meetings at $22/hour Warren Roe labor rate = $132
      6 hours travel time and/or meetings at $50/hour Aaron Deskins labor rate = $300
      4 X 100-mile round-trips to office in Drummond X $0.485/mile = $194
      5 X 6-mile round-trips to WGM Group office in Missoula X $0.485/mile = $14.55 misc supplies = $100
----------------
$740.55 for approximately 12 hours of labor plus expenses

---------------
---------------
SALARY
   $3036 Warren Roe salary + 1% fringe = $3066.36
   $4400 Aaron Deskins salary + 27.5% fringe + $307 pro-rated health insurance = $5917.00
---------------
$8983.36

---------------
---------------
SUBTOTAL
   $8983.36 salary + fringe
   $900.00 direct costs
   $208.55 travel
---------------
$10091.91 for 226 hours and deliverables

---------------
---------------
GRAND TOTAL
   $10091.91 + 41.5% University cost
---------------
$14280.05

THE GRANT HARTFORD CORPORATION
619 S.W. Higgins Ave. Suite O, Mssoula, Montana 59803

The Grant Hartford is ready to begin this program with Jim Sears, Aaron Deskins and Warren Roe based on the budget above. Please find enclosed a check for $14, 280.05 for this program.

The Company expects this program to be the first step in a longer relationship with the University involving geological research, mapping, drilling and exploration and expects each step to give students and faculty an opportunity to work with an active mining and exploration company.

Best regards

Eric Sauve, President & CEO
The Grant Hartford Corporation